As filed with the Securities and Exchange Commission on June 12, 2015.
Registration No. 333-204206

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HIGHLANDS BANKSHARES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Virginia	6022	54-1796693
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

340 West Main Street
Abingdon, Virginia 24210
(276) 628-9181
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel L. Neese
Executive Vice President and Chief Executive Officer
Highlands Bankshares, Inc.
340 West Main Street
Abingdon, Virginia 24210
(276) 628-9181
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Wayne A. Whitham, Jr., Esq.
Lee G. Lester, Esq.
Williams Mullen
200 South 10th Street, Suite 1600
Richmond, Virginia 23219
(804) 420-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Pursuant to Rule 429 under the Securities Act, the prospectus included in this Registration Statement is a combined prospectus relating to this Registration Statement and Registration Statement No. 333-196774, previously filed by the Registrant on Form S-1 on June 13, 2014 and declared effective on August 7, 2014 (the “Prior Registration Statement”).  The Prior Registration Statement related to the resale of up to 4,721,428 shares of common stock of the Registrant (including 2,048,179 shares issuable upon conversion of Series A Preferred Stock) and 2,048,179 shares of Series A Preferred Stock by the selling shareholders named therein.  This Registration Statement, which is a new registration statement, combines the shares from the Prior Registration Statement with an additional 52,394 shares of common stock and 44,108 shares of Series A Preferred Stock registered hereby for resale by the selling shareholders named in the prospectus.  Pursuant to Rule 429, this Registration Statement also constitutes Post-Effective Amendment No. 1 on Form S-1 to Registration Statement 333-196774, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 12, 2015

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PROSPECTUS

2,092,287 Shares of Series A Preferred Stock

4,773,822 Shares of Common Stock
(Including 2,092,287 Shares Underlying the Series A Preferred Stock)

_______________________

This prospectus relates to the securities listed below that may be offered for sale from time to time by certain selling shareholders identified in “Selling Shareholders” beginning on page 21 of this prospectus who currently own such securities or may acquire such securities upon the conversion or exchange of securities currently held.

This prospectus covers the following securities (collectively, the “Securities”):

•
2,092,287 shares of our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) (which shares of Series A Preferred Stock will automatically convert into shares of our common stock, par value $0.625 per share, in the hands of a transferee immediately upon a “Permissible Transfer” (as defined herein)); and

•	4,773,822 shares of our common stock, including 2,092,287 shares issuable upon conversion of 2,092,287 shares of our Series A Preferred Stock.

The Securities covered by this prospectus were issued in private placements during 2014 (the “Private Placements”). On April 16, 2014, we issued 2,048,179 shares of our Series A Preferred Stock and 2,673,249 shares of our common stock pursuant to securities purchase agreements, dated April 3, 2014 and April 14, 2014, between us and certain institutional and other accredited investors, including certain of our directors and executive officers (the “Securities Purchase Agreements”). On October 16, 2014, we issued an additional 44,108 shares of our Series A Preferred Stock and an additional 8,286 shares of our common stock pursuant to the Securities Purchase Agreements.  We agreed in the Securities Purchase Agreements to file a resale registration statement.  For a more detailed description of the issuance of the Securities pursuant to the Securities Purchase Agreements, see “Summary of the Underlying Transactions” on page 15 of this prospectus.

The Selling Shareholders may sell all or a portion of the Securities from time to time, in amounts, at prices and on terms determined at the time of the offering and in any means described in “Plan of Distribution” beginning on page 25 of this prospectus. Assuming conversion of all 2,092,287 shares of our Series A Preferred Stock, the 4,773,822 shares of our common stock covered by this prospectus would represent approximately 48.0% of our outstanding shares of common stock.

We will not receive any proceeds from the sale of Securities by the Selling Shareholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “HBKA.”  The last reported sales price of our common stock on June 5, 2015 was $4.20 per share. Our Series A Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept the Series A Preferred Stock for listing.

_______________________

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 4 to read about factors you should consider in making an investment decision.
_______________________

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities being offered are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                          , 2015.

TABLE OF CONTENTS

About this Prospectus	i
Where You Can Find More Information	i
Incorporation of Certain Information by Reference	i
Prospectus Summary	1
Risk Factors	4
Caution about Forward-Looking Statements	14
Summary of the Underlying Transactions	15
Use of Proceeds	15
Price Range of Common Stock	15
Dividend Policy	16
Description of Capital Stock	17
Selling Shareholders	21
Plan of Distribution	25
Legal Matters	27
Experts	27

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and documents incorporated into this prospectus by reference. We have not, and the Selling Shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus or the documents incorporated by reference herein. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus, the documents incorporated by reference herein and any supplements to this prospectus are accurate only as of the dates of their respective covers or earlier dates as specified therein, regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of these securities.

Unless this prospectus otherwise indicates or the context otherwise requires, the terms, “Highlands Bankshares, Inc.,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Highlands Bankshares, Inc. and its subsidiaries as a combined entity.  Also, as used in this prospectus, “Bank” refers to our wholly-owned banking subsidiary, Highlands Union Bank.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file with the Securities and Exchange Commission (“SEC”) proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or our website at www.hubank.com.  Written requests for copies of the documents we file with the SEC should be directed to Attn: James Edmondson at Highlands Bankshares, Inc., 340 West Main Street, Abingdon, Virginia 24210, (276) 628-9181.

This prospectus, which is a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, you should review the complete copy of such document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information furnished rather than filed or not otherwise deemed to be filed):

•	our annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 30, 2015 (the “Form 10-K”);
•	the portions of our definitive proxy statement for our 2015 annual meeting of shareholders, filed with the SEC on April 1, 2015, that have been incorporated by reference into the Form 10-K;
•	our quarterly report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 14, 2015;
•	our current reports on Form 8-K filed with the SEC on January 2, 2015, February 20, 2015 (as amended May 18, 2015) and May 19, 2015; and
•
the description of our capital stock set forth in our Registration Statement on Form 8-A filed January 24, 1996, including any amendment or report filed with the SEC for the purpose of updating this description.

We will provide to any person without charge, upon written or oral request, a copy of any or all of reports or the documents that are incorporated by reference into this prospectus and a copy of any or all other reports or documents which are referred to in this prospectus. Requests should be directed to: James Edmondson at Highlands Bankshares, Inc., 340 West Main Street, Abingdon, Virginia 24210, (276) 628-9181, or you may visit our website at www.hubank.com. The information contained on our website is not part of this prospectus.
You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

i

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference in our annual report and quarterly reports, and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of us and this offering before making an investment decision. In particular, we incorporate important business and financial information in this prospectus by reference.

The Company

We are a one-bank holding company, formed in 1995 and headquartered in Abingdon, Virginia.  We conduct the majority of our business operations through our wholly-owned bank subsidiary, Highlands Union Bank (the “Bank”).  The Bank is a Virginia state-chartered bank that has been in operation since 1985.  Through its fourteen full service banking offices, the Bank offers general retail and commercial banking services to individuals, businesses and local government unit customers. These products and services include accepting deposits in the form of checking accounts, money market deposit accounts, interest-bearing demand deposit accounts, savings accounts and time deposits; making residential 1-4 family loans, owner occupied and non-owner occupied commercial real estate loans, second mortgages and equity lines, consumer, commercial and industrial, credit card and agricultural loans; offering letters of credit; providing other consumer financial services, such as automatic funds transfer, collections, night depository, safe deposit, travelers checks and savings bond sales; and providing other miscellaneous services normally offered by commercial banks.

The Bank also has two wholly-owned subsidiary corporations, Highlands Union Insurance Services, Inc. and Highlands Union Financial Services, Inc. Through Highlands Union Insurance Services, Inc., we joined a consortium of other financial institutions to form Bankers’ Insurance, LLC, through which we sell a wide range of insurance products and services, including commercial, personal, or life and health.  Through Highlands Union Financial Services, Inc., we also offer financial service products.  In addition to the Bank, we have only one other direct subsidiary, Highlands Capital Trust I, which is a statutory business trust formed in 1998 in connection with our issuance of trust preferred securities. Blue Ridge Hospitality, LLC and Russell Road Properties, LLC are also entities in which the Bank has a significant interest and were created to hold and manage certain properties acquired by the Bank through foreclosure or deed in lieu of foreclosure.

Our common stock is quoted on the OTC Bulletin Board under the symbol “HBKA.” The last reported sales price of our common stock on June 5, 2015 was $4.20 per share.

Corporate Information

Our principal executive offices are located at 340 West Main Street, Abingdon, Virginia 24210 and our telephone number is (276) 628-9181.  We maintain a website at www.hubank.com, which contains information relating to us.  Unless specifically incorporated by reference, information on our website is not a part of this prospectus.

The Offering
Issuer	Highlands Bankshares, Inc.
Securities offered by us	None.
Securities offered by Selling Shareholders	Common stock and Series A Preferred Stock.
Maximum number of shares of common stock offered by Selling Shareholders	4,773,822 shares of our common stock, including 2,092,287 shares issuable upon conversion of 2,092,287 shares of our Series A Preferred Stock.
Maximum number of shares of Series A Preferred Stock offered by Selling Shareholders	2,092,287 shares of our Series A Preferred Stock.
Shares outstanding as of June 12, 2015
7,851,780 shares of common stock.

2,092,287 shares of Series A Preferred Stock.

This prospectus only relates to the offering of 4,773,822 shares of common stock and 2,092,287 shares of Series A Preferred Stock.

Voting rights of Series A Preferred Stock
The holders of the Series A Preferred Stock will not have voting rights other than those described below, except to the extent specifically required by Virginia law. Under the Articles of Amendment, we must receive the approval of the holders of a majority of the number of shares of Series A Preferred Stock outstanding, voting as a separate class, for effecting or validating any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of our articles of incorporation (including the Articles of Amendment) that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect them adversely.

Dividends and liquidation rights of Series A Preferred Stock
Holders of Series A Preferred Stock are entitled to receive dividends when, as and if declared by the board of directors or a duly authorized committee of the board of directors, out of funds legally available therefor, non-cumulative dividends in the same per share amount as the dividends paid on a share of common stock.  The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Series A Preferred Stock.

The Series A Preferred Stock will rank subordinate and junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock, and shall rank pari passu with the common stock with respect to all terms (other than voting), including, the payment of dividends or distributions, and payments and rights upon liquidation, winding up and dissolution.

Convertibility of Series A Preferred Stock
Each share of Series A Preferred Stock is convertible into one share of our common stock, subject to adjustment as set forth in the Articles of Amendment, automatically in the hands of a transferee (other than an affiliate of the transferor) immediately upon the consummation of a Permissible Transfer. A “Permissible Transfer” is a transfer by the holder either (i) to an affiliate of the holder or to the Company, (ii) in a widespread public distribution of common stock or Series A Preferred Stock, (iii) in which no transferee (or group of affiliated transferees) would, after giving effect to such transfer, own 2% or more of any class of voting securities of the Company, or (iv) to a transferee that would control more than a majority of the voting securities of the Company (not including voting securities such person is acquiring from the transferor).

Whether or not a transaction in which you purchase shares of Series A Preferred Stock will be a “Permissible Transfer” and cause the Series A Preferred Stock to convert is largely dependent on the Selling Shareholder’s actions and the number of other purchasers.  Accordingly, when you purchase shares of Series A Preferred Stock, you may not be able to determine whether the transaction will cause the Series A Preferred Stock to convert into common stock and may have no ability to prevent the conversion.  If the transaction in which you purchase shares of Series A Preferred Stock causes the conversion of the Series A Preferred Stock, you will receive shares of common stock rather than Series A Preferred Stock.

Use of proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Shareholders. We will not receive any proceeds from such sales.

We received net proceeds of $15.7 million from the initial sale of the Securities to the Selling Shareholders in the Private Placements.  We used a portion of the net proceeds from the Private Placements to fund the repayment in full of our loan with Community Bankers Bank and to repay our trust preferred securities, including accrued interest.  We intend to use the remaining net proceeds for general corporate purposes, which may include improving our regulatory capital position, improving our cost structure and supporting future growth.

Market for common stock and Series A Preferred Stock
Our common stock is quoted on the OTC Bulletin Board under the symbol “HBKA.”

Our shares of Series A Preferred Stock are not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing.  In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept the Series A Preferred Stock for listing.

Dividend policy	In 2009, we suspended payment of dividends on our common stock. Under our written agreement with the Federal Reserve Bank of Richmond, we are prohibited from paying dividends without regulatory approval. Any decision made by our board of directors to declare dividends in the future will depend on termination of the written agreement, as well as our future earnings, financial condition, liquidity and capital requirements of both the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by its board of directors. See “Dividend Policy.”
Risk factors	You should refer to the section in this prospectus entitled “Risk Factors” for a discussion of the factors you should carefully consider before deciding to invest in our Securities, including factors affecting forward-looking statements.

RISK FACTORS

An investment in our Securities, whether common stock or Series A Preferred Stock, involves significant risks.  You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus and the risks described below before you make an investment decision regarding the common stock.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of the risks described in the following risk factors or in the information incorporated by reference into this prospectus materialize, then our business, results of operations and financial condition could suffer.  In that case, the trading price of our common stock and the value of the Series A Preferred Stock could decline, and you may lose all or part of your investment.

Risk Factors Related to Our Company

We may be further adversely affected by economic conditions in our market area.

We are headquartered in Abingdon, Virginia, near the Virginia-Tennessee-North Carolina border and are affected by the general economic conditions in the region.  Changes in the economy may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing.  A continued decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would further impact these local economic conditions and the demand for banking products and services generally, which could negatively affect our performance and financial condition.

Deteriorating credit quality has adversely impacted us and may continue to adversely impact us.

Over the past five years, we have experienced a downturn in the overall credit performance of our loan portfolio, as well as deterioration of general economic conditions. This deterioration, including a significant increase in national and regional unemployment levels, has negatively impacted some borrowers’ ability to repay.  In particular, the recent recession negatively impacted our loans in the Sevierville-Knoxville, Tennessee and Banner Elk-Boone, North Carolina markets, each of which had experienced significant construction and real estate appreciation prior to the recession.  At December 31, 2009, 2010 and 2011, non-performing loans increased to $15.8 million, $18.9 million and $20.8 million, respectively.  Non-performing loans have since declined but remain elevated at $10.9 million at December 31, 2013, $11.6 million at December 31, 2014, and $9.06 million at March 31, 2015.  The provision for loan losses totaled $9.6 million, $4.8 million, $4.6 million and $1.0 million for the years ended December 31, 2009, 2010, 2011 and 2012.  For the years ended December 31, 2013 and December 31, 2014, the provision for loan losses totaled $1.3 million each year, primarily as a result of loan growth and to maintain an adequate allowance for loan losses.  For the quarter ended March 31, 2015, the provision for loan losses totaled $100 thousand.

Our loans past due 30 through 89 days and still accruing were $7.88 million at March 31, 2015.  There can be no assurance that we will not experience further increases in non-performing loans in the future.  If we experience an increase in non-performing loans, we could incur charge-offs to the allowance for loans losses, lost interest income relating to these loans and additional increases in the loan loss reserves, any of which may have a material adverse effect on earnings, liquidity and capital.

We will realize additional future losses if our levels of non-performing assets do not moderate and if the proceeds we receive upon liquidation of assets are less than the carrying value of such assets.

Non-performing assets (including non-accrual loans, non-accrual debt securities, loans past due 90 days or more and still accruing and other real estate owned (“OREO”) totaled $18.4 million at December 31, 2014 and $18.17 million at March 31, 2015.  These non-performing assets can adversely affect net income through reduced interest income, increased operating expenses incurred to maintain such assets or loss charges related to subsequent declines in the estimated fair value of foreclosed assets.  In September and October 2013, we initiated an aggressive program to reduce OREO, including auctions of these properties.  This strategy resulted in sales or contracts to sell $6.3 million of non-performing assets.  We expect to continue to focus on reducing non-performing asset levels during 2015 by, among other things, selling additional OREO.

The actual volume of future sales of OREO is dependent on the level of migration of performing loans to problem loan status, as well as opportunities to sell such assets. The continuing weakness in the residential and commercial real estate markets may negatively impact the ability to dispose of foreclosed real estate, and may result in higher losses upon sale. OREO is recorded on the financial statements at the estimated fair value, which considers management’s plans for disposition. We will realize additional future losses if the proceeds received upon dispositions of assets are less than the recorded carrying value of such assets. If market conditions continue to decline, the magnitude of losses realized upon the disposition of non-performing assets may increase, which could materially adversely affect our business, financial condition and results of operations.

The Bank’s concentrations of loans could result in higher than normal risk of loan defaults and losses.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction and land development, home equity, consumer and other loans. The majority of the loans are secured by real estate (both residential and commercial) in the market area. At March 31, 2015, these loans totaled $352.9 million, or 86.1% of total loans. A major change in the real estate market, such as further deterioration in the value of this collateral, or in the local or national economy, could adversely affect customers’ ability to pay these loans, which in turn could impact the Bank. Risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit exposure to this risk by monitoring extensions of credit carefully. We cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

Should our loan quality deteriorate, and our allowance for loan losses become inadequate, our results of operations may be adversely affected.

Our earnings are significantly affected by our ability to properly originate, underwrite and service loans.  In addition, we maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within our loan portfolio. We could sustain losses if we incorrectly assess the creditworthiness of our borrowers or fail to detect or respond to deterioration in asset quality in a timely manner.  Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations.  At March 31, 2015, our loan loss allowance was $5.3 million, or 1.29% of total loans.

The amount of future loan losses will be influenced by changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. Although we believe the allowance for loan losses is a reasonable estimate of known and inherent losses in the loan portfolio, we cannot precisely predict such losses or be certain that the loan loss allowance will be adequate in the future. While the risk of nonpayment is inherent in banking, we could experience greater nonpayment levels than we anticipate. Further deterioration in the quality of our loan portfolio could cause our interest income and net interest margin to decrease and our provisions for loan losses to increase further, which could adversely affect our results of operations and financial condition.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of management. Any increase in the amount of the provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results and financial condition.

Our ability to maintain adequate sources of liquidity may be negatively impacted by the economic environment which could adversely affect our financial condition and results of operations

In managing our consolidated balance sheet, we depend on cash and due from banks, federal funds sold, loan and investment security payments, core deposits, the national certificate of deposit market, lines of credit with correspondent banks and lines of credit with the Federal Home Loan Bank to provide sufficient liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of clients. In particular, we historically have used Federal Home Loan Bank advances as an alternative funding source and, as of March 31, 2015, had $67.8 million of Federal Home Loan Bank borrowings.  The availability of these funding sources is highly dependent upon the perception of the liquidity and creditworthiness of the financial institution, and such perception can change quickly in response to market conditions or circumstances unique to a particular company. Any event that limits our access to these sources, such as a decline in the confidence of debt purchasers, or our depositors or counterparties, may adversely affect our liquidity, financial position, and results of operations.

If we do not satisfy our capital requirements and maintain “well-capitalized” status, there could be an adverse effect on our liquidity and our ability to fund our loan portfolio.

    We are subject to regulatory capital adequacy guidelines. If we fail to meet the capital adequacy guidelines for a “well-capitalized” bank, it would increase the regulatory scrutiny for the Bank and the Company.  In addition, if we failed to be “well capitalized,” we would not be able to renew or accept brokered deposits without prior regulatory approval and we would not be able to offer interest rates on our deposit accounts that are significantly higher than the average rates in our market area. As a result, it would be more difficult for us to attract new deposits as our existing brokered deposits mature and do not roll over and to retain or increase existing, non-brokered deposits.  If we are prohibited from renewing or accepting brokered deposits and are unable to attract new deposits, our liquidity and our ability to fund our loan portfolio may be adversely affected.  In addition, we could be required to pay higher insurance premiums to the FDIC, which would reduce our earnings.

The Company and the Bank have entered into a written agreement with the Federal Reserve Bank of Richmond, which requires us to dedicate a significant amount of resources to comply with the agreement.

The Company and the Bank entered into a written agreement with the Federal Reserve Bank of Richmond on October 13, 2010. Among other things, the written agreement requires us to develop and submit written plans or programs to strengthen board oversight, strengthen credit risk management and administration, provide for effective grading of our loan portfolio, review the adequacy of the staffing of our loan review function; improve our position with respect to certain problem loans and relationships, evaluate our methodology for determining the allowance for loan and lease losses, maintain sufficient capital, improve earnings and overall financial condition and revise our contingency funding, investment policy and information technology plans and programs.

Further, both the Company and the Bank have agreed to refrain from declaring or paying dividends without prior regulatory approval.  The Company has agreed that it will not accept from the Bank any other form of payment representing a reduction in the Bank’s capital.  The Company also has agreed not to incur, increase or guarantee any debt or not to purchase or redeem any shares of its stock without prior regulatory approval.

As long as we are subject to the written agreement, our management and board of directors will be required to focus considerable time and attention on complying with its terms. We also have hired third party consultants and advisors to assist us in complying with the written agreement, which has increased our non-interest expense and reduced our earnings.

We continue to address the requirements of the written agreement to achieve compliance.  There is no guarantee that we will successfully address the Federal Reserve’s concerns in the written agreement or that we will be able to fully comply with it. If we do not comply with the written agreement, we could be subject to civil monetary penalties, further regulatory sanctions and/or other regulatory enforcement actions.

Changes in interest rates may negatively impact net interest income if we are unable to successfully manage interest rate risk.

Our profitability will depend substantially upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities.  Changes in interest rates, including the shape of the yield curve, will affect our financial performance and condition through the pricing of securities, loans, deposits and borrowings.  We attempt to minimize interest rate risk, but cannot eliminate it.  Our net interest spread will depend on many factors that are partly or entirely outside of our control, including competition, federal economic, monetary and fiscal policies and general economic conditions.

Our small-to-medium sized business target market may have fewer financial resources to weather continued downturn in the economy.

We target our business development and marketing strategy primarily to serve the banking and financial services needs of small and medium sized businesses. These businesses generally have less capital or borrowing capacity than larger entities. If general economic conditions further adversely affect this major economic sector in our markets, our results of operations and financial condition may be adversely affected.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect operations; we depend on the ability to attract and retain key personnel.

Our future operating results depend substantially upon the continued service of our executive officers and key personnel.  Our future operating results also depend in significant part upon our ability to attract and retain qualified management, financial, technical, marketing, sales and support personnel.  Competition for qualified personnel is intense, and we may not be able to attract or retain qualified employees.  There are only a limited number of people with the skills we need, and it may be increasingly difficult for us to hire personnel over time.

We may not be able to fully execute on our business strategy, which could have a material adverse effect on our financial condition and results of operations.

In addition to repaying certain of our outstanding debts, we intend to use a significant portion of the proceeds from the Private Placement and the Rights Offering to strengthen our balance sheet, improve our cost structure and to support future growth.  Among other things, we plan to continue the resolution and disposition of non-performing assets, including OREO, and eventually to exit our written agreement with the Federal Reserve Bank of Richmond.  In addition, we may consider additional strategies to improve our cost structure, including prepaying our FHLB borrowings, in the future.  There are significant costs, risks and uncertainties associated with the execution of these business strategies, including the investment of time and resources and the possibility that these strategies will be less successful or beneficial than anticipated. We may incur costs, such as prepayment penalties associated with prepaying our FHLB borrowings, in advance of realizing the expected improved financial condition and results of operations as a result of these strategies.  Our potential inability to successfully execute these business strategies could have a material adverse effect on our business, financial condition or results of operations.

In addition, a key aspect of our long-term business strategy is our continued growth and expansion.  In the past several years, we have curtailed asset growth and focused on maintaining our capital levels and improving our profitability.  We believe that, with the additional capital raised through this offering, we will be well positioned for future growth in an attractive market.  If and when we are able to identify attractive locations or opportunities and implement our growth strategy in the future, our successful implementation and management of growth will be contingent upon whether we can maintain appropriate levels of capital to support our growth, maintain control over expenses, maintain adequate asset quality, and successfully integrate into the organization, any businesses acquired.  In the event that we do open new branches or acquire existing branches or banks, we expect to incur increased personnel, occupancy and other operating expenses. In the case of new branches, we must absorb these higher expenses as we begin to generate new deposits, and there is a further time lag involved in redeploying the new deposits into attractively priced loans and other higher yielding earning assets. Thus, we may not be able to implement our long-term growth strategy, and our plans to branch could depress earnings in the short run, even if we are able to efficiently execute our branching strategy.

Offerings of our securities and other potential capital strategies could dilute your investment or otherwise affect your rights as a shareholder.

In the future we may seek to raise additional capital through offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our articles of incorporation, we have additional authorized shares of common stock that we can issue from time to time at the discretion of our board of directors, without further action by shareholders, except where shareholder approval is required by applicable law. The issuance of any additional shares of common stock or securities convertible into common stock in a subsequent offering could be substantially dilutive to holders of our common stock. Other than certain Private Placement investors who have preemptive rights pursuant to the Securities Purchase Agreements, holders of our common stock have no preemptive rights as a matter of law that entitle them to purchase their pro-rata share of any offering or shares of any class or series. In addition, under our articles of incorporation, we can authorize and issue additional shares of our preferred stock, in one or more series the terms of which would be determined by our board of directors without shareholder approval, unless such approval is required by applicable law. The market price of our common stock could decline as a result of future sales of our securities or the perception that such sales could occur.

New investors, particularly with respect to newly authorized series of preferred stock, also may have rights, preferences, and privileges that are senior to, and that could adversely affect, our then current shareholders. For example, a new series of preferred stock could rank senior to shares of our common stock. As a result, we could be required to make any dividend payments on such preferred stock before any dividends can be paid on our common stock, and in the event of our bankruptcy, dissolution, or liquidation, we may have to pay the holders of this new series of preferred stock in full prior to any distributions being made to the holders of our common stock.

We cannot predict or estimate the amount, timing, or nature of our future securities offerings or other capital initiatives. Thus, our shareholders bear the risk of our future offerings diluting their stock holdings, adversely affecting their rights as shareholders, and/or reducing the market price of our common stock.

Affiliates of Tricadia are substantial holders of our common stock.

Following the completion of the Private Placements, Tricadia owned approximately 4.9% of our common stock and approximately 24.9% of our total equity.  Pursuant to the terms of the Securities Purchase Agreement entered into with Tricadia in the Private Placements, Tricadia exercised their right to appoint a representative on our board of directors and on the Bank’s board of directors.  Tricadia may have individual economic interests that are different from the other’s interests and different from the interests of our other shareholders.

We may be adversely impacted by changes in market conditions.

We are directly and indirectly affected by changes in market conditions. Market risk generally represents the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions. As a financial institution, market risk is inherent in the financial instruments associated with our operations and activities, including loans, deposits, securities, short-term borrowings, long-term debt and trading account assets and liabilities. Just a few of the market conditions that may shift from time to time, thereby exposing us to market risk, include fluctuations in interest rates, equity and futures prices, and price deterioration or changes in value due to changes in market perception or actual credit quality of issuers. Our investment securities portfolio, in particular, may be impacted by market conditions beyond our control, including rating agency downgrades of the securities, defaults of the issuers of the securities, lack of market pricing of the securities, and inactivity or instability in the credit markets.  Any changes in these conditions, in current accounting principles or interpretations of these principles could impact our assessment of fair value and thus the determination of other-than-temporary impairment of the securities in the investment securities portfolio.

Further, our primary market areas are located in southwest Virginia, east Tennessee and western North Carolina. During the Great Recession, from 2007 to 2009, we experienced varying degrees of geographic market risk in each of our three markets. East Tennessee, primarily Sevier and Knox Counties, suffered the greatest with severely depreciating market values of real estate. This was primarily due to the extensive reliance on tourism and the related abundance of rental and vacation homes. The recession negatively affected the financial ability of consumers to support this market. Our western North Carolina market also relies on tourism and vacation homes as one of its primary economic drivers but is strengthened by the presence of Appalachian State University in Boone, North Carolina and Lees-McRae College in Banner Elk, North Carolina. This market was also negatively impacted during the most recent recessionary period but not as severely as the east Tennessee market. Our core market, southwest Virginia, has a very diverse mix of small to medium sized industries, with no substantial reliance on one particular employer or industry. Due to this diversity this market did not experience as significant a decrease in market values of real estate during the recession as did other areas. Depending on the instruments or activities impacted, market risks can have adverse effects on our results of operations and our overall financial condition.

Our ability to operate profitably may be dependent on our ability to implement various technologies into our operations.

The market for financial services, including banking services and consumer finance services is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, internet-based banking and tele-banking. Our ability to compete successfully in our market may depend on the extent to which we are able to exploit such technological changes.  If we are not able to afford such technologies, properly or timely anticipate or implement such technologies, or properly train our staff to use such technologies, our business, financial condition or operating results could be adversely affected.

In addition, we perform substantially all of our data processing and backup functions internally through a high availability system utilizing two data centers located several miles apart near our Abingdon, Virginia headquarters.  While we believe that this model is unique among community banks and improves our cost structure while increasing service availability, it also places greater demand on us and our technology staff.  If we are not able to effectively maintain this technology or recruit or retain qualified information technology staff, our business, financial condition or operating results could be adversely affected.

Our operations depend upon third party vendors that perform services for us.

We are reliant upon certain external vendors to provide products and services necessary to maintain our day-to-day operations, including the interchange and transmission services for the ATM network.  Accordingly, our success depends on the services provided by these vendors, and our operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service agreements.  Although we maintain a system of policies and procedures designed to monitor and mitigate vendor risks, the failure of an external vendor to perform in accordance with the contracted arrangements under service agreements could disrupt our operations, which could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

Future success is dependent on our ability to compete effectively in the highly competitive banking industry.

The banking and financial service business in Virginia, North Carolina and Tennessee generally, and in our market areas specifically, is highly competitive.  The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems and new competition from non-traditional financial services.  We compete for loans and deposits with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, money market funds, credit unions and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than we do. In order to compete, we rely upon service-based business philosophies, personal relationships with customers, specialized services tailored to meet customers' needs and the convenience of office locations and extended hours of operation.  This competition may reduce or limit profit margins and market share and may adversely affect our results of operations and financial condition.

Government measures to regulate the financial industry, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) , could require us to change certain of our business practices, impose significant additional costs on us, limit the products that we offer, limit our ability to pursue business opportunities in an efficient manner, require us to increase our regulatory capital, impact the value of the assets we hold, significantly reduce our revenues or otherwise materially affect our businesses, financial condition or results of operations.

As a financial institution, we are heavily regulated at the state and federal levels.  Banking regulations generally are intended to protect depositors, not investors, and regulators have broad interpretive and enforcement powers that are beyond our control, may change rapidly and unpredictably, and could influence our earnings and growth.  Further, as a result of the financial crisis and related global economic downturn that began in 2008, we have faced, and expect to continue to face, increased public and legislative scrutiny as well as stricter and more comprehensive regulation of our financial services practices. In July 2010, the Dodd-Frank Act was signed into law. Many of the provisions of the Dodd-Frank Act have begun to be or will be phased in over the next several months or years and will be subject both to further rulemaking and the discretion of applicable regulatory bodies. Although we cannot predict the full effect of the Dodd-Frank Act on our operations, it could, as well as the future rules implementing its reforms, impose significant additional costs on us, limit the products we offer, could limit our ability to pursue business opportunities in an efficient manner, require us to increase our regulatory capital, impact the values of assets that we hold, significantly reduce our revenues or otherwise materially and adversely affect our businesses, financial condition, or results of operations.

The Consumer Financial Protection Bureau has issued a rule, effective as of January 14, 2014, designed to clarify for lenders how they can avoid monetary damages under the Dodd-Frank Act, which would hold lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that satisfy this “qualified mortgage” safe-harbor will be presumed to have complied with the new ability-to-repay standard. Under the Consumer Financial Protection Bureau’s rule, a “qualified mortgage” loan must not contain certain specified features, including but not limited to:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);
•	interest-only payments;
•	negative-amortization; and
•	terms longer than 30 years.

Also, to qualify as a “qualified mortgage,” a borrower’s total monthly debt-to-income ratio may not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The Consumer Financial Protection Bureau’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, or could make it more expensive and/or time consuming to make these loans, which could adversely impact our growth or profitability.

The ultimate impact of the final rules on our businesses and results of operations, however, will depend on regulatory interpretation and rulemaking, as well as the success of any of our actions to mitigate the negative earnings impact of certain provisions.

We may be subject to more stringent capital requirements, which could adversely affect our results of operations and future growth.

In 2013, the Federal Reserve, the FDIC and the OCC approved a new rule that substantially amends the regulatory risk-based capital rules applicable to us. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Financial Reform Act.  The final rule includes new minimum risk-based capital and leverage ratios became effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 (“CET1”) capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%, which is increased from 4%; (iii) a total capital ratio of 8%, which is unchanged from the current rules; and (iv) a Tier 1 leverage ratio of 4%.  The final rule also establishes a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and when fully effective in 2019, will result in the following minimum ratios: (a) a common equity Tier 1 capital ratio of 7.0%; (b) a Tier 1 to risk-based assets capital ratio of 8.5%; and (c) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such activities.  In addition, the final rule provides for a number of new deductions from and adjustments to capital and prescribes a revised approach for risk weightings that could result in higher risk weights for a variety of asset categories. In February 2015, the agencies increased the filing threshold to exempt holding companies under $1 billion concerning computing and reporting consolidated capital ratios. Therefore, currently, the new BASEL III ratios are only applicable to the Bank.

The application of these more stringent capital requirements for us could, among other things, result in lower returns on equity, require the raising of additional capital, adversely affect our future growth opportunities, and result in regulatory actions such as a prohibition on the payment of dividends or on the repurchase shares if we were unable to comply with such requirements.

Legislation could allow us to deregister under the Exchange Act, which would result in a reduction in the amount and frequency of publicly-available information about us and may further limit the liquidity of our common stock.

The Jumpstart Our Business Startups Act (or “JOBS Act”) may allow us to terminate the registration of our common stock under the Exchange Act if we experience a decrease in the number of holders of record of our common stock.  Specifically, the JOBS Act allows bank holding companies with fewer than 1,200 shareholders of record to deregister.  As of June 12, 2015, our common stock was held by approximately 1,453 shareholders of record.  If we are able to and determine to deregister our common stock under the Exchange Act in the future, it would enable us to save significant expenses relating to our public disclosure and reporting requirements under the Exchange Act.  However, a deregistration of our common stock also would result in a reduction in the amount and frequency of publicly-available information about the Company and the Bank and may further limit the liquidity of our common stock.

Changes in our accounting policies or in accounting standards could materially affect how we report financial results and condition.

From time to time, the Financial Accounting Standards Board (FASB) and SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements.

Risks Factors Related to Our Securities

We are subject to regulatory restrictions which limit our ability to pay dividends.

Our ability to pay dividends on our common stock and Series A Preferred Stock currently is limited by regulatory restrictions under our written agreement with the Federal Reserve Bank of Richmond and the need to maintain sufficient capital.  Under the written agreement, both the Company and the Bank have agreed to refrain from declaring or paying dividends without prior regulatory approval. There is no assurance if or when we will be able to resume paying cash dividends on our common stock.

Holders of Series A Preferred Stock are entitled to receive dividends when, as and if declared by the board of directors, in the same per share amount as the dividends paid on a share of common stock.  Since there is no assurance if or when we will be able to resume paying cash dividends on our common stock, there is also no assurance if or when we will be able to begin paying cash dividends on our Series A Preferred Stock.

In addition, holders of our common stock and Series A Preferred Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The Company is organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business. The payment of a dividend is also prohibited if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, the Company is subject to certain regulatory requirements to maintain capital at or above regulatory minimums, which affect its dividend policies. The Federal Reserve has indicated that a bank holding company such as the Company should generally pay dividends only if its earnings for the current period are sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

Our ability to pay dividends on our common stock and Series A Preferred Stock also is largely dependent on the ability of our banking subsidiary to pay dividends to us. The Bank also is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits or its accumulated retained earnings. Additionally, under Federal Reserve regulations, the Bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve. The Federal Reserve and the Commonwealth of Virginia have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice and have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

In 2009, we suspended payment of dividends on our common stock.  Because we currently are subject to regulatory restrictions that do not permit us or the Bank to declare or pay any dividend without the prior approval of our banking regulators, we likely will be unable to resume payments of dividends on our common stock or begin payments of dividends on our Series A Preferred Stock in the foreseeable future.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, could cause the market price of our common stock to remain low for a substantial amount of time.  The registration statement of which this prospectus is a part covers the resale of the 2,681,535 shares of common stock and 2,092,287 shares of Series A Preferred Stock issued in the Private Placements, as well as the 2,681,535 shares of common stock issuable upon conversion of the Series A Preferred Stock.

We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

There is a limited trading market for our common stock; it may be difficult to sell shares after they have been purchased.

Shares of our common stock are traded on the over-the-counter (OTC) market and quoted in the OTC Bulletin Board under the symbol “HBKA.”  The volume of trading activity in the stock is relatively limited.  Even if a more active market develops, there can be no assurance that such market will continue, or that shares will be able to be sold at or above the investment price.  The lack of liquidity of the investment in the common shares should be carefully considered when making an investment decision.

The trading volume in our common stock is lower than that of other financial services companies.

The trading volume in our common stock is lower than that of other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the low trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

The market for our common stock historically has experienced significant price and volume fluctuations.

The market for our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

When you purchase shares of Series A Preferred Stock, you may not be able to determine whether the transaction will cause the Series A Preferred Stock to convert into common stock and may have no ability to affect or prevent the conversion.

Each share of Series A Preferred Stock is convertible into one share of common stock, subject to adjustment as set forth in the Articles of Amendment, automatically in the hands of a transferee (other than an affiliate of the transferor) immediately upon the consummation of a Permissible Transfer. A “Permissible Transfer” is a transfer by the holder either (i) to an affiliate of the holder or to the Company, (ii) in a widespread public distribution of common stock or Series A Preferred Stock, (iii) in which no transferee (or group of affiliated transferees) would, after giving effect to such transfer, own 2% or more of any class of voting securities of the Company, or (iv) to a transferee that would control more than a majority of the voting securities of the Company (not including voting securities such person is acquiring from the transferor).

Whether or not a transaction in which you purchase shares of Series A Preferred Stock will be a “Permissible Transfer” and cause the Series A Preferred Stock to convert is largely dependent on the Selling Shareholder’s actions and the number of other purchasers.  Accordingly, when you purchase shares of Series A Preferred Stock, you may not be able to determine whether the transaction will cause the Series A Preferred Stock to convert into common stock and may have no ability to prevent the conversion.  If the transaction in which you purchase shares of Series A Preferred Stock causes the conversion of the Series A Preferred Stock, you will receive shares of common stock rather than Series A Preferred Stock.

It is unlikely that an active trading market for the Series A Preferred Stock will develop.

The Series A Preferred Stock will not be a liquid investment because no public trading market currently exists for such security and it is unlikely that a market will develop. Potential purchasers of the Series A Preferred Stock should consider carefully the limited liquidity of such investment before purchasing any shares of the Series A Preferred Stock. We are not obligated, and do not intend, to apply for the listing of the Series A Preferred Stock on any securities exchange. Even if a trading market for the Series A Preferred Stock were to develop, it may not continue, and a purchaser of such securities may not be able to sell such securities at or above the price at which they were purchased.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	the ability to raise capital as needed;
•	adverse economic conditions in the market area and the impact on credit quality and risks inherent in the loan portfolio such as repayment risk and fluctuating collateral values;
•	our inability to manage, dispose of and properly value non-performing assets and other real estate owned;
•	further deterioration in the housing market and collateral values;
•	our inability to assess the creditworthiness of our loan portfolio and maintain a sufficient allowance for loan losses;
•	our inability to maintain adequate sources of funding and liquidity, including secondary sources such as Federal Home Loan Bank advances;
•	our ability to attract and maintain capital levels adequate to support our asset levels and risk profile;
•	our inability to comply with the written agreement, dated October 13, 2010, with the Federal Reserve Bank of Richmond;
•	our successful management of interest rate risk and changes in interest rates and interest rate policies;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	our ability to successfully manage our strategic plan;
•	difficult market conditions in our industry;
•	problems with technology utilized by us;
•	our ability to successfully manage third-party vendors upon whom we are dependent;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	potential impact on us of recently enacted legislation and future regulation;
•	changes in accounting policies or standards;
•	demand, development and acceptance of new products and services; and
•	changing trends in customer profiles and behavior.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

SUMMARY OF THE UNDERLYING TRANSACTIONS

In April 2014, the Company entered into the Securities Purchase Agreements with TNH Financials Fund, L.P., an affiliate of Tricadia, and a limited number of other institutional and accredited investors, including certain directors and executive officers of the Company (each, an “Investor” and collectively, the “Investors”).  Pursuant to the Securities Purchase Agreements, on April 16, 2014 the Company sold 2,673,249 newly issued shares of our common stock and 2,048,179 shares of our Series A Preferred Stock, each at a purchase price of $3.50 per share, for gross proceeds of approximately $16.5 million.

Following a rights offering to our shareholders that closed in September 2014, certain of the Investors also had the opportunity pursuant to the Securities Purchase Agreements to purchase an amount of additional shares, at a purchase price of $3.50 per share, such that the Investor would have the same proportionate ownership of our securities as immediately following the closing of the April 2014 Private Placement.  We sold an additional 8,286 newly issued shares of our common stock and an additional 44,108 shares of our Series A Preferred Stock, each at the same purchase price of $3.50 per share, to TNH Financials Fund, L.P. on October 16, 2014 pursuant to this provision of the Securities Purchase Agreements, for additional gross proceeds of approximately $183.4 thousand.  The net proceeds of the Private Placements, after deducting discounts and commissions and estimated offering expenses, were $15.7 million.

Subject to any applicable approval of appropriate bank regulatory authorities and corporate governance requirements, Tricadia will be entitled to maintain a representative on the board of directors of the Company and of the Bank, for so long as Tricadia beneficially owns at least 4.9% of the outstanding shares of our common stock or 20% of its original investment, in each case treating the shares of Series A Preferred Stock as if they had converted to common stock.

Pursuant to the Securities Purchase Agreements, the Company agreed to file the registration statement of which this prospectus is a part with the SEC covering the resale of the common stock and Series A Preferred Stock issued in the Private Placement that closed in April 2014, as well as the shares of common stock issuable upon conversion of the Series A Preferred Stock.  We also agreed to grant preemptive rights to the investors for so long as an investor beneficially owns at least 4.0% of the outstanding shares of our common stock.  Pursuant to these contractual rights, we generally are obligated to offer to these investors, at any time we propose to make a public or nonpublic offering of any of our equity securities, the opportunity to purchase securities from us, at the same price and on the same terms as proposed to be offered to others, to enable the investor to maintain its proportionate common stock-equivalent interest in the Company.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the Selling Shareholders. We will not receive any of the proceeds from such sales.

We received net proceeds of $15.7 million from the initial sale of the Securities to the Selling Shareholders in the Private Placements.  We used a portion of the net proceeds from the Private Placements to fund the repayment in full of our loan with Community Bankers Bank and to repay our trust preferred securities, including accrued interest.  We intend to use the remaining net proceeds for general corporate purposes, which may include improving our regulatory capital position, improving our cost structure and supporting future growth.

PRICE RANGE OF COMMON STOCK

We currently have 40,000,000 authorized shares of common stock, par value $0.625 per share, and 10,000,000 authorized shares of preferred stock, par value $2.00 per share.  As of June 12, 2015, there were 7,851,780 shares of common stock outstanding and 2,092,287 shares of preferred stock outstanding.  Our common stock is quoted on the OTC Bulletin Board under the symbol “HBKA.”  The last reported sale price of our common stock on June 5, 2015 was $4.20.  As of June 12, 2015, our common stock was held by approximately 1,453 shareholders of record.

Following are the high and low prices of sales of common stock known to us, for the periods indicated.

	High	Low	Dividends Per Share
2013: 1st quarter 2nd quarter 3rd quarter 4th quarter	$ 3.00 3.50 4.00 4.05	$ 1.88 3.00 3.38 3.70	$ - $ - $ - $ -
2014:
1st quarter	$ 4.00	$ 3.70	$ -
2nd quarter	4.00	3.31	$ -
3rd quarter	3.65	3.30	$ -
4th quarter	3.50	3.24	$ -
2015:
1st quarter	$ 4.49	$ 3.49	$ -
2nd quarter (through June 12)	4.50	3.67	$ -

DIVIDEND POLICY

In 2009, we suspended payment of dividends on our common stock.  Under our written agreement with the Federal Reserve Bank of Richmond, we are prohibited from paying dividends without prior regulatory approval.  In addition to the restrictions under the written agreement, our future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, liquidity and capital requirements of both the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by our board of directors.

We are organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business.   The payment of a dividend is also prohibited if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

We also are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. The Federal Reserve has indicated that a bank holding company should generally pay dividends only if its earnings for the current period are sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

The Company is a legal entity separate and distinct from its subsidiaries.  Its ability to distribute cash dividends will depend primarily on the ability of the Bank to pay dividends to it, and the Bank is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits. Additionally, under Federal Reserve regulations, the Bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve.  The Federal Reserve and the Commonwealth of Virginia have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the Commonwealth of Virginia and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our articles of incorporation, as amended, and bylaws, as amended. Copies of our articles of incorporation and bylaws have been filed with the SEC and are incorporated into this prospectus.

General

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.625 per share, and 10,000,000 shares of preferred stock, par value $2.00 per share. As of June 12, 2015, there were 7,851,780 shares of common stock outstanding and 2,092,287 shares of Series A Preferred Stock outstanding.

Common Stock

Dividend Rights. We may pay dividends as declared from time to time by the board out of funds that are legally available, subject to certain restrictions imposed by state and federal laws.

Voting Rights. In all elections of directors, a shareholder has the right to cast one vote for each share of stock held by him or her for as many persons as there are directors to be elected. We do not have cumulative voting rights. On any other question to be determined by a vote of shares at any meeting of shareholders, each shareholder is entitled to one vote for each share of stock held by him or her and entitled to vote.

Preemptive Rights. Holders of common stock do not have preemptive rights with respect to issues of common stock. Accordingly, your share ownership may be diluted if the board decides to issue additional stock in the future.

We have contractually agreed with certain of our investors in the Private Placements to grant certain preemptive rights to them.  See “Summary of the Underlying Transactions.”

Liquidation Rights. Upon liquidation, after payment of all creditors, the remaining assets of our company would be distributed to the holders of common stock on a pro-rata basis, subject to the rights of the holders of any share of our preferred stock that may be issued from time to time.

Calls and Assessments. All common stock outstanding is fully paid and non-assessable.

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Preferred Stock

Our board of directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more class or series. In connection with any such issuance, our board of directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.  As of the date hereof, our board of directors has created or designated one class or series of preferred stock consisting of 2,500,000 shares of Series A Preferred Stock.

Series A Preferred Stock

The rights, privileges and preferences of the Series A Preferred Stock are set forth in Articles of Amendment that create a new Paragraph E of Article II of the Company’s articles of incorporation. Set forth below is a summary of the material rights, preferences and privileges of the Series A Preferred Stock. The terms of the Series A Preferred Stock is filed as an exhibit to the registration statement of which this prospectus is part.  The following summary of the material rights, preferences and privileges of the Series A Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.  You should read our articles of incorporation, including the Articles of Amendment, for a more complete understanding of the terms and provisions of the Series A Preferred Stock.

General.  The Series A Preferred Stock is a series of non-voting mandatorily convertible non-cumulative preferred stock, par value $2.00 per share. The Series A Preferred Stock has no maturity date. The Articles of Amendment authorize the Company to issue up to 2,500,000 shares of Series A Preferred Stock, of which 2,092,287 were issued to Tricadia in the Private Placements.

Ranking.  The Series A Preferred Stock will rank subordinate and junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock, and shall rank pari passu with the common stock with respect to all terms (other than voting), including, the payment of dividends or distributions, and payments and rights upon liquidation, winding up and dissolution.

Dividends. Holders of Series A Preferred Stock are entitled to receive when, as and if declared by the board of directors or a duly authorized committee of the board of directors, out of funds legally available therefor, non-cumulative dividends in the same per share amount as the dividends paid on a share of common stock.  The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Series A Preferred Stock.

Conversion Rights. Each share of Series A Preferred Stock is convertible into one share of the Company’s common stock, subject to adjustment as set forth in the Articles of Amendment, automatically in the hands of a transferee immediately upon the consummation of a Permissible Transfer. A “Permissible Transfer” is either (i) to an affiliate of the holder or to the Company, (ii) in a widespread public distribution of common stock or Series A Preferred Stock, (iii) in which no transferee (or group of affiliated transferees) would, after giving effect to such transfer, own 2% or more of any class of voting securities of the Company, or (iv) to a transferee that would control more than a majority of the voting securities of the Company (not including voting securities such person is acquiring from the transferor).

Whether or not a transaction in which you purchase shares of Series A Preferred Stock will be a “Permissible Transfer” and cause the Series A Preferred Stock to convert is largely dependent on the Selling Shareholder’s actions and the number of other purchasers.  Accordingly, when you purchase shares of Series A Preferred Stock, you may not be able to determine whether the transaction will cause the Series A Preferred Stock to convert into common stock and may have no ability to prevent the conversion.  If the transaction in which you purchase shares of Series A Preferred Stock causes the conversion of the Series A Preferred Stock, you will receive shares of common stock rather than Series A Preferred Stock.

Voting Rights. The holders of the Series A Preferred Stock will not have voting rights other than those described below, except to the extent specifically required by Virginia law. Under the Articles of Amendment, we must receive the approval of the holders of a majority of the number of shares of Series A Preferred Stock outstanding, voting as a separate class, for effecting or validating any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of our articles of incorporation (including the Articles of Amendment) that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect them adversely.

Preemptive Rights. The Series A Preferred Stock does not entitle the holders thereof to any preemptive rights.  However, we have contractually agreed with certain of our investors in the Private Placements to grant preemptive rights to them.  See “Summary of the Underlying Transactions.”

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General. The following is a summary of the material provisions of our articles of incorporation and bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders.

Issuance of Additional Shares. Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of the Company, and the board has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

No Cumulative Voting.  Our articles of incorporation do not provide for cumulative voting in the election of directors.

Advance Notice for Shareholder Proposals or Nominations at Meetings.  Our bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by us not less than 60 days and not more than 90 days prior to the date of the meeting; provided, that if less than 70 days’ notice or prior public disclosure of the meeting date is given, then the shareholder’s notice must be received by us not less than 10 days following our notice or public disclosure.  Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice.  Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters.

Effects of Virginia Anti-Takeover Statutes.

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is generally defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions also were designed to deter certain takeovers of Virginia public corporations.

Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct.  To meet this standard of conduct, the Code provides that the director must have conducted himself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, was not opposed to its best interests.  In the case of any criminal proceeding, the director must not have had reasonable cause to believe such conduct was unlawful.  In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

We are a Virginia corporation. Article III of our articles of incorporation contains provisions indemnifying our directors and officers to the full extent permitted by Virginia law.  In addition, we have entered into certain indemnification agreements, filed as exhibits to the registration statement of which this prospectus is part, with our directors that contain additional provisions indemnifying our directors consistent with Virginia law.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of Securities by the Selling Shareholders. When we refer to “Selling Shareholders” in this prospectus, including in the “Plan of Distribution” section of this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interests in our Securities other than through a public sale.

The Selling Shareholders acquired their Securities in the Private Placements pursuant to the Securities Purchase Agreements.  We will not receive any proceeds from the resale of Securities by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus.  We do not know when or in what amounts the Selling Shareholders may offer the Securities for sale.  It is possible that the Selling Shareholders will not sell any or all of the shares offered under this prospectus.

Except as discussed below under “—Board Representation of the Selling Shareholders” and “—Placement Agent” and other than with respect to the acquisition of securities from us, the Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Board Representation of the Selling Shareholders

Pursuant to the terms of the Securities Purchase Agreement between the Company and Tricadia, and subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and the Bank and to the approval of the Company’s Nominating Committee, Tricadia will be entitled to maintain a representative on the board of directors of the Company and the Bank for so long as Tricadia beneficially owns at least 4.9% of the outstanding shares of the our common stock or 20% of its original investment, in each case treating the shares of Series A Preferred Stock as if they had converted to common stock.  This board representative also will have the right to be appointed to serve as a member of all committees of the board of directors of the Company and the Bank as such board representative desires, it being understood that any such committee will not have fewer than four members and that the representative will not serve as chair of the board of directors of the Company or the Bank or any committee.  Pursuant to these provisions, Edward M. Rosinus has been appointed as a director of the Company and the Bank.

In addition, certain of our directors and executive officers are Selling Shareholders due to their participation in the Private Placements, as set forth in detail in the notes to the table below.

Placement Agent

McKinnon & Company, Inc. (“McKinnon”) acted as our placement agent in connection with the Private Placements. In connection with the Private Placements, we paid to McKinnon a commission equal to 4.0% of the aggregate sales price of the shares of common stock sold in the Private Placement (other than for shares sold to our directors and executive officers, for which we paid a commission equal to 1.0% of the sales price), or approximately $647,000 in aggregate.  We also paid McKinnon a $15,000 fee for financial advisory services rendered in connection with the structuring of the rights offering to the Company’s shareholders that closed in September 2014.

Certain of the selling shareholders, specifically the McKinnon & Company Savings and Retirement Account 401(k), William J. McKinnon, Jr. and the William J. McKinnon IRA Rollover, are affiliates of McKinnon.  These accounts are controlled by William J. McKinnon, Jr. and/or Glenda G. McKinnon, who are joint owners of McKinnon.  William J. McKinnon, Jr. and Glenda G. McKinnon have represented to us that they acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

Securities Covered by this Prospectus Held by Selling Shareholders

The following table sets forth a list of the Selling Shareholders and their ownership of Securities to be offered pursuant to this prospectus.  Because the Selling Shareholders may sell all, some or none of the Securities, no estimate can be given as to the amount of Securities that will be held by the Selling Shareholders upon termination of this offering. For purposes of the table below, we have assumed that the Selling Shareholders will sell all Securities being registered.

Information with respect to beneficial ownership has been provided to us by the Selling Shareholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Unless otherwise indicated, based on the information supplied to us by or on behalf of the Selling Shareholders, no Selling Shareholder is a broker-dealer or an affiliate of a broker-dealer.

	Common Stock					Series A Preferred Stock
Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering(1)	Percent Beneficially Owned Prior to Offering(2)	Shares Being Offered(3)		Percent Beneficially Owned After Offering(2)	Number of Shares Beneficially Owned Prior to Offering	Percent Beneficially Owned Prior to Offering(4)	Shares Being Offered(3)	Percent Beneficially Owned After Offering(4)

Cougar Capital, L.L.C. (5)	93,510	1.2%	93,510		—	—	—	—	—
Keefe Ventures Fund II, LP(6)	407,033	5.2%	407,033		—	—	—	—	—
Weichert Enterprise, LLC(7)	267,171	3.4%	267,171		—	—	—	—	—
Deerhill Pond Investment Partners LP(8)	325,000	4.1%	325,000		—	—	—	—	—
Michael T. O’Brien(8)	58,714	*	58,714		—	—	—	—	—
Eugene Pulliam Trust For the Benefit of S Murphy(9)	142,000	1.8%	142,000		—	—	—	—	—
McKinnon & Company Savings and Retirement Account 401(k)	118,000	1.5%	118,000		—	—	—	—	—
William J. McKinnon, Jr. (10)	43,000	*	43,000		—	—	—	—	—
William J. McKinnon IRA Rollover(11)	25,000	*	25,000		—	—	—	—	—
MFP Partners, L.P. (12)	383,714	4.9%	383,714		—	—	—	—	—
Second First de Novo, L.P. (13)	214,286	2.7%	214,286		—	—	—	—	—
TNH Financials Fund, L.P.(14)	388,678	4.9%	2,480,965	(15)	—	2,092,287	100.0%	2,092,287	—

Directors and Executive Officers:
Bryan Booher(16)	4,400	*	3,500		*	—	—	—	—
James R. Edmondson(17)	9,900	*	6,000		*	—	—	—	—
E. Craig Kendrick(18)	124,492	1.6%	1,000		1.6%	—	—	—	—
Clydes B. Kiser(19)	54,798	*	2,858		*	—	—	—	—
Robert M. Little, Jr. (20)	8,689	*	5,715		*	—	—	—	—
James D. Moore(21)	674,456	8.6%	128,572		7.0%	—	—	—	—
Estate of J.D. Morefield(22)	193,775	2.5%	40,369		2.0%	—	—	—	—
Samuel L. Neese(23)	58,865	*	11,879		*	—	—	—	—
Charles P. Olinger(24)	37,241	*	12,107		*	—	—	—	—
C. Wayne Perry(25)	7,740	*	2,000		*	—	—	—	—
Edward Michael Rosinus(26)	1,429	*	1,429		*	—	—	—	—

* Denotes less than 1% of beneficial ownership.

(1)
For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Based on a total of 7,851,780 shares of common stock outstanding as of June 12, 2015.
(3)
Assumes that each Selling Shareholder (i) will sell all shares of common stock and Series A Preferred Stock offered by it under this prospectus, including shares of common stock issuable upon conversion of the Series A Preferred Stock and (ii) will not sell shares of common stock, if any, beneficially owned and acquired otherwise than in the Private Placement, which shares are not being offered under this prospectus.

(4)	Based on a total of 2,092,287 shares of Series A Preferred Stock outstanding as of June 12, 2015.
(5)	Emanuel E. Geduld has voting and investment power over the shares beneficially owned by Cougar Capital, L.L.C.
(6)
Keefe Ventures II, LLC is the General Partner of Keefe Ventures Fund II, L.P. John J. Lyons, the Managing Member of Keefe Ventures II, LLC, has voting and investment power over the shares beneficially owned by Keefe Ventures Fund II, L.P.

(7)	James M. Weichert has voting and investment power over the shares beneficially owned by Weichert Enterprise, LLC.
(8)	Michael T. O’Brien, the Managing Member of Deerhill Pond Investments Partners LP, has voting and investment power over the shares beneficially owned by Deerhill Pond Investments Partners LP.
(9)	David B. Gilbert has voting and investment power over the shares beneficially owned by the Eugene Pulliam Trust For the Benefit of S Murphy.
(10)
William J. McKinnon, Jr. and Glenda G. McKinnon are President and Financial Officer, respectively, and joint owners of McKinnon and have voting and investment power over the shares beneficially owned by the McKinnon & Company Savings and Retirement Account 401(k).  William J. McKinnon, Jr. and Glenda G. McKinnon have advised us that, as joint owners, they are affiliates of McKinnon, a broker-dealer, and have also represented to us that they acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

(11)
William J. McKinnon, Jr. has voting and investment power over the shares beneficially owned by the William J. McKinnon IRA Rollover.  William J. McKinnon, Jr. has advised us that he is an affiliate of McKinnon, a broker-dealer, and has also represented to us that he acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

(12)
MFP Investors LLC is the general partner of MFP Partners, L.P.  Michael F. Price serves as the Managing Partner of MFP Partners, L.P. and the Managing Member and controlling person of MFP Investors LLC.  Michael F. Price and MFP Investors LLC share voting and investment power over the shares held by MFP Partners, L.P.

(13)
First Manhattan Co. is the General Partner of Second First de Novo, L.P.  Arthur Stainman, Senior Managing Director of First Manhattan Co., has voting and investment power over the shares beneficially owned by Second First de Novo, L.P.  Second First de Novo, L.P. has advised us that it is an affiliate of a broker-dealer, and has also represented to us that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

(14)
Tricadia is the investment manager of TNH Financials Fund, L.P.  Tricadia is wholly owned and controlled by Tricadia Holdings, L.P.  Tricadia Holdings, GP is the General Partner of Tricadia Holdings, L.P.  Michael Barnes and Arif Inayatullah, as Managing Members of Tricadia Holdings GP, have voting and investment power over the shares beneficially owned by TNH Financials Fund, L.P.  Tricadia has represented to us that it is an affiliate of a broker-dealer, and has also represented to us that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

(15)	Includes 388,678 shares of common stock beneficially owned and 2,092,287 shares of common stock issuable upon conversion of 2,092,287 shares of our Series A Preferred Stock.
(16)	Includes options to acquire 800 shares. Mr. Booher serves as Senior Vice President and Senior Loan Officer of the Company and the Bank.
(17)	Includes options to acquire 2,900 shares. Mr. Edmondson serves as Vice President of Accounting of the Company and Chief Financial Officer of the Bank.
(18)	Includes indirect ownership of 54,035 shares held in Mr. Kendrick’s children’s names and options to acquire 4,000 shares. Mr. Kendrick serves as a director of the Company and the Bank.
(19)	Includes indirect ownership of 45,576 shares held solely in Mr. Kiser’s spouse’s trust and options to acquire 4,000 shares. Mr. Kiser serves as a director of the Company and the Bank.
(20)	Includes options to acquire 2,900 shares. Mr. Little serves as Chief Financial Officer of the Company and Vice President of Accounting of the Bank.
(21)
Includes ownership of 365,517 shares held by Dr. Moore in a self-directed IRA, 57,143 shares held in a deferred compensation plan, indirect ownership of 30,664 shares held solely in Dr. Moore’s spouse’s name and options to acquire 4,000 shares.  Dr. Moore serves as a director of the Company and the Bank.

(22)
Includes indirect ownership of 44,384 shares held solely in Mr. Morefield’s spouse’s name, ownership of 66,176 shares held in the names of Mr. Morefield’s children, ownership of 53,556 shares held by Mr. Morefield in a self-directed IRA and options to acquire 4,000 shares.  Mr. Morefield served as a director of the Company and the Bank until he passed away on July 18, 2014.

(23)
Includes 1,000 shares held solely in Mr. Neese’s spouse’s name and options to acquire 4,000 shares.  Mr. Neese serves as Executive Vice President and Chief Executive Officer of the Company and the Bank.

(24)	Includes indirect ownership of 17,034 shares held solely in Mr. Olinger’s spouse’s name and options to acquire 4,000 shares. Mr. Olinger serves as a director of the Company and the Bank.
(25)	Includes options to acquire 3,100 shares. Mr. Perry serves as Senior Vice President and Branch Administrator and Senior Compliance Officer of the Bank.
(26)
Mr. Rosinus serves as a director of the Company and the Bank. Mr. Rosinus was elected as a director of the Company and the Bank pursuant to the Securities Purchase Agreement with and at the request of Tricadia.  Mr. Rosinus is a Vice President of Tricadia.

PLAN OF DISTRIBUTION

We are registering the Securities covered by this prospectus to permit Selling Shareholders to permit the resale of these Securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus.  The aggregate proceeds to the Selling Shareholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. A Selling Shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest; or
•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Shareholders or the purchasers of the Securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved, provided that, in compliance with Financial Institution Regulatory Authority (“FINRA”) guidelines, the maximum compensation to the underwriters or dealers in connection with the sale of our securities pursuant to this prospectus and any accompanying prospectus supplement will not exceed 8% or the aggregate offering price of the Securities.

The Selling Shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Securities by such Selling Shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

Subject to compliance with laws and regulations and, as applicable, to the extent that a market develops for the Securities, the Securities may be sold in one or more transactions at:

•	fixed prices;
•	prevailing market prices at the time of sale;
•	prices related to such prevailing market prices;
•	varying prices determined at the time of sale; or
•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the Securities may be listed or quoted at the time of the sale, if any;
•	in any over-the-counter market that exists for the Securities, if any;
•	in transactions other than on such exchanges or services or in the over-the-counter market;
•
through the writing of options (including the issuance by the Selling Shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	in a public auction;
•	through the settlement of short sales;
•	through any combination of the foregoing;
•	through an in-kind distribution of the Securities by a Selling Shareholder to its partners, members, or shareholders; or
•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the Securities, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the Securities in the course of hedging their positions;
•	sell the Securities short and deliver the Securities to close out short positions;
•	loan or pledge the Securities to broker-dealers or other financial institutions that in turn may sell the Securities;
•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Securities, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, as of the date of this prospectus, there are no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the Selling Shareholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “HBKA.”

There can be no assurance that any Selling Shareholder will sell any or all of the Securities under this prospectus. Further, we cannot assure you that any such Selling Shareholder will not transfer, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than under this prospectus. The Securities covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with. If any of the Securties offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, the subsequent holders could not use this prospectus until a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement is filed naming such holders.

The Selling Shareholders and any other person participating in the sale of the Securities may be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by certain of the Selling Shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Security being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

Any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Securities offered under this prospectus unless and until we set forth the names of the underwriters and the material terms of their underwriting arrangements, including compensation arrangements, in a post-effective amendment to the registration statement of which this prospectus is a part.

We have agreed to indemnify the Selling Shareholders and their agents and affiliates and anyone who controls such Selling Shareholders against certain liabilities, including liabilities under the Securities Act.
We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public, including the payment of federal securities law and any state blue sky registration fees, except that we will not bear any legal counsel fees (except as described below), underwriting discounts or commissions or transfer taxes relating to the sale of shares of the Securities. In the case of the Investors we previously agreed to pay the reasonable fees and expenses of a single legal counsel appointed to represent the Investors chosen by the Investors holding a majority interest in the registrable securities being registered in connection with any registration of the Securities. The Investors will be required to pay the expenses of their legal counsel in connection with the sale of any Securities.

LEGAL MATTERS

Williams Mullen, counsel to the Company, will pass on certain legal matters related to the Securities. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein.

EXPERTS

Our consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, have been incorporated by reference in this prospectus in reliance upon the report of Brown, Edwards & Company, L.L.P., registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with this offering.

Securities and Exchange Commission Registration Fee	$ 29
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
Printing Expenses	*
Transfer Agent Fees and Expenses	*
Miscellaneous	*
Total	$ *

* These fees depend on the securities offered and the number of issuances and cannot be estimated at this time.

Item 14.                      Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct.  To meet this standard of conduct, the Code provides that the director must have conducted himself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, was not opposed to its best interests.  In the case of any criminal proceeding, the director must not have had reasonable cause to believe such conduct was unlawful.  In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Registrant is a Virginia corporation. Article III of the Registrant’s articles of incorporation contains provisions indemnifying directors and officers of the Registrant to the full extent permitted by Virginia law.

Item 15.                                Recent Sales of Unregistered Securities.

On April 3 and 14, 2014, we entered into Securities Purchase Agreements with certain institutional and other accredited investors, including our directors and executive officers, to sell 2,673,249 newly issued shares of the Company’s common stock and 2,048,179 shares of Series A Convertible Perpetual Preferred Stock, each at a purchase price of $3.50 per share, in a private placement (the “Private Placement”).  The shares were offered and sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.  McKinnon & Company, Inc. served as Placement Agent with respect to the Private Placement and received compensation of approximately $640,000 in the aggregate upon the closing of the Private Placement.

On October 16, 2014, the Company sold an additional 8,286 shares of its common stock and 44,108 shares of its Series A  Preferred stock to TNH Financial Fund LP, each at a price of $3.50 per share, pursuant to the Securities Purchase  Agreement with TNH Financial Fund, LP for gross proceeds of $183,379. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act. McKinnon and Company, Inc. served as Placement Agent with respect to the private placement and received compensation of approximately $7,335 in connection with such sale.

Each share of Series A Preferred Stock is convertible into one share of the Company’s common stock, subject to adjustment as set forth in the Articles of Amendment, automatically in the hands of a transferee (other than an affiliate of the transferor) immediately upon the consummation of a Permissible Transfer. A “Permissible Transfer” is a transfer by the holder either (i) to an affiliate of the holder or to the Company, (ii) in a widespread public distribution of common stock or Series A Preferred Stock, (iii) in which no transferee (or group of affiliated transferees) would, after giving effect to such transfer, own 2% or more of any class of voting securities of the Company, or (iv) to a transferee that would control more than a majority of the voting securities of the Company (not including voting securities such person is acquiring from the transferor).

Item 16	Exhibits

Exhbiti No.	Description

3.1
Amended and Restated Articles of Incorporation of Highlands Bankshares, Inc., filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the period ended March 31, 2009, incorporated herein by reference.

3.2
Articles of Amendment to the Articles of Incorporation of Highlands Bankshares, Inc. (attached as Exhibit 3.1 to the Current Report on Form 8-K filed April 16, 2014 and incorporated by reference herein).

3.3	Bylaws of the Company, as amended and restated November 12, 2014 (attached as Exhibit 3.1 to the Current Report on Form 8-K filed November 18, 2014 and incorporated by reference herein).
5.1	Opinion of Williams Mullen.*
10.1	Highlands Union Bank 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.2	Highlands Bankshares, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on September 20, 2006).
10.3
Written Agreement, dated October 13, 2010, between Highlands Bankshares, Inc., Highlands Union Bank and the Federal Reserve Bank of Richmond (incorporated herein by reference to Exhibit 10.1 to the Current Report on  Form 8-K filed with the  Commission on October 19, 2010).

10.4
Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and TNH Financials Fund, L.P. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed April 16, 2014).

10.5
Form of Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and certain accredited investors (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed April 16, 2014).

10.6
Form of Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and certain accredited investors (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed April 16, 2014).

10.7
Form of Securities Purchase Agreement, dated April 3, 2014, between Highlands Bankshares, Inc. and certain directors and executive officers (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed April 16, 2014).

10.8	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed April 16, 2014).
21.1	Subsidiaries of Highlands Bankshares, Inc., filed as Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2013, incorporated herein by reference.
23.1	Consent of Brown, Edwards & Company, L.L.P.**
23.2	Consent of Williams Mullen (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page hereto).*

*Previously filed.
**Filed herewith.

Item 17.                      Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington County, Commonwealth of Virginia, on June 12, 2015.

HIGHLANDS BANKSHARES, INC.

By:	/s/ Samuel L. Neese
Executive Vice President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Samuel L. Neese Samuel L. Neese	Executive Vice President, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2015
/s/ Robert M. Little, Jr. Robert M. Little, Jr.	Chief Financial Officer (Principal Financial Officer)	June 12, 2015
/s/ James R. Edmondson James R. Edmondson	Vice President of Accounting (Principal Accounting Officer)	June 12, 2015
* Dr. James D. Moore, Jr.	Chairman, Director	June 12, 2015
* J. Carter Lambert	Vice Chairman, Director	June 12, 2015
* Jon C. Lundberg	Director	June 12, 2015
* E. Craig Kendrick	Director	June 12, 2015
* Clydes B. Kiser	Director	June 12, 2015
* Charles P. Olinger	President and Director	June 12, 2015
* Edward M. Rosinus	Director	June 12, 2015
* H. Ramsey White, Jr.	Director	June 12, 2015

Samuel L. Neese, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to the powers of attorney duly executed by such persons and filed with the SEC as Exhibit 24.1 to the registration statement on Form S-1 filed with the SEC on May 15, 2015.

 /s/ Samuel L. Neese
 Samuel L. Nease

EXHIBIT INDEX

Exhbiti No.	Description

3.1
Amended and Restated Articles of Incorporation of Highlands Bankshares, Inc., filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the period ended March 31, 2009, incorporated herein by reference.

3.2
Articles of Amendment to the Articles of Incorporation of Highlands Bankshares, Inc. (attached as Exhibit 3.1 to the Current Report on Form 8-K filed April 16, 2014 and incorporated by reference herein).

3.3	Bylaws of the Company, as amended and restated November 12, 2014 (attached as Exhibit 3.1 to the Current Report on Form 8-K filed November 18, 2014 and incorporated by reference herein).
5.1	Opinion of Williams Mullen.*
10.1	Highlands Union Bank 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
10.2	Highlands Bankshares, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on September 20, 2006).
10.3
Written Agreement, dated October 13, 2010, between Highlands Bankshares, Inc., Highlands Union Bank and the Federal Reserve Bank of Richmond (incorporated herein by reference to Exhibit 10.1 to the Current Report on  Form 8-K filed with the  Commission on October 19, 2010).

10.4
Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and TNH Financials Fund, L.P. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed April 16, 2014).

10.5
Form of Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and certain accredited investors (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed April 16, 2014).

10.6
Form of Securities Purchase Agreement, dated April 14, 2014, between Highlands Bankshares, Inc. and certain accredited investors (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed April 16, 2014).

10.7
Form of Securities Purchase Agreement, dated April 3, 2014, between Highlands Bankshares, Inc. and certain directors and executive officers (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed April 16, 2014).

10.8	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed April 16, 2014).
21.1	Subsidiaries of Highlands Bankshares, Inc., filed as Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2013, incorporated herein by reference.
23.1	Consent of Brown, Edwards & Company, L.L.P.**
23.2	Consent of Williams Mullen (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page hereto).*

*Previously filed.
**Filed herewith..